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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT entered into as of this 1st day of June, 1997 by and between MED/WASTE, INC., a Delaware corporation ("Company"), and W. FRED BONHAM ("BONHAM").

                                R E C I T A L S:

               A. The Company is engaged in the medical waste management business through its wholly owned subsidiaries, including but not limited to Safety Disposal System, Inc. ("SDS"), Safety Disposal System of South Carolina, Inc., a South Carolina corporation ("SDSSC"), Safety Disposal System of Pennsylvania, Inc., a Pennsylvania corporation ("SDSPA") and Safety Disposal System of Georgia, Inc. a Georgia corporation ("SDSGA") (the "Business"); and

               B. BONHAM has substantial experience in the operation of medical waste management business; and

               C. The Company desires to employ BONHAM as the Company's Vice President - Operations and BONHAM desires to be employed by the Company in such position on the terms and conditions provided herein; and

               D. The Company believes that it is in the best interest of the Company to assure BONHAM of a secure minimum compensation and to diminish the inevitable distraction of BONHAM that may result in the event of the possibility, threat or occurrence of a change of control, by providing for certain compensation arrangements upon a change of control.

               NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. EMPLOYMENT.

                       2.1. POSITION OF EMPLOYMENT. The Company hereby employs BONHAM as its Vice President - Operations for the Business, upon all of the terms and conditions hereinafter set forth and as described on Exhibit "A" attached hereto. BONHAM shall perform such duties as are usually performed by a Vice President of Operations of a business similar in scope as the Business and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors. BONHAM shall report directly to the President/Chief Executive Officer. All actions shall be subject and subordinate to review and approval by the Board of Directors and any and all committees of the Board of Directors. The precise responsibilities of BONHAM may be modified from time to time in accordance with reasonable policy established by the Board of Directors of the Company consistent with BONHAM's qualifications and experience.

                       2.2. BOARD MEMBERSHIP. During the term of this Agreement, commencing the Closing Date as that term is defined in that certain Asset Purchase Agreement between the Company, SDSPA, Bonham Environmental Services, Inc., Bonham Management Group, Inc. and BONHAM dated as of May 29, 1997 ( the "Asset Purchase Agreement"), the Company shall use its best efforts to nominate and cause the election of BONHAM to the Company's Board of Directors.



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                       2.3. DEVOTION OF TIME. During the term of BONHAM's
employment, BONHAM shall devote his full business time, ability and attention to the business affairs of the Company. BONHAM agrees to use his best efforts to perform faithfully and efficiently such responsibilities. BONHAM shall be permitted to (i) serve on corporate, civic or charitable boards or committees; and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions. All income received from such other endeavors shall be for the exclusive benefit of BONHAM and the Company shall have no interest therein.

                       2.4. LOCATION OF EMPLOYMENT. Unless otherwise agreed to by BONHAM, BONHAM's principal place of business shall be at the Company's principal executive offices in Dade County, Florida; provided however, Bonham understands and agrees that he will be traveling a substantial portion of his time to each of the Company's Business locations.

               3. TERM OF EMPLOYMENT

                       3.1. TERM OF EMPLOYMENT. The term of this Agreement shall begin as of June 1, 1997 (the "Commencement Date") and shall end four (4) years thereafter, subject to earlier termination or extension as otherwise set forth in this Agreement.

                       3.2. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. The Company may terminate BONHAM's employment upon fifteen (15) days written notice for the reasons set forth in Section 3.2.1 below, if such default is not cured within such notice period, or such additional time as is reasonably necessary to cure such default if BONHAM is using diligent efforts to cure such default. The Company shall be entitled to terminate BONHAM's employment without notice or an opportunity to cure for the reasons set forth in Section 3.2.2 herein. The reasons set forth below in Sections 3.2.1 and 3.2.2, are defined as "Cause."

                            3.2.1. NOTICE.  Notice or an opportunity to cure
shall be required for the following reasons:

                                   (a) A default or breach by BONHAM of any of
the material provisions of this Agreement detrimental to the Company;

                                   (b) refusal to follow reasonable and lawful
directives of the Company's Board of Directors or any committee thereof which are consistent with BONHAM's duties and responsibility outlined in this Agreement; or

                            3.2.2. NO NOTICE. No notice or an opportunity to
cure shall be required for the following:

                                   (a) actions by BONHAM constituting fraud,
embezzlement or dishonesty;

                                   (b) BONHAM furnishing materially false,
misleading, or omissive information or omitting to furnish material information to the Company's Board of Directors, or any committee thereof, in the reasonable judgment of the Board of Directors;

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                                   (c) any action by BONHAM which constitutes a
breach of the confidentiality of the Business and/or trade secrets of the Company;

                                   (d) BONHAM's gross negligence in the
performance of his duties as outlined in this Agreement;

                                   (e) any felony violation of federal or state
law by BONHAM;

                            3.2.3. NO ADDITIONAL COMPENSATION.  Upon termination
for the reasons set forth in Section 3.2 herein, the Company shall not be liable for any further compensation or benefits following the date of termination, other than accrued Base Salary. Notwithstanding, BONHAM shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

                       3.3. TERMINATION BY BONHAM. BONHAM may terminate this Agreement due to the default of the Company under this Agreement or the Company or SDSPA under the Asset Purchase Agreement by giving thirty (30) days notice and the Company's or SDSPA's failure to cure such default within such thirty
(30) day period. BONHAM may terminate this Agreement upon thirty (30) days written notice, for any other reason or for no reason at all. Upon termination, Bonham shall only be entitled to accrued Base Salary through the Effective Date of termination unless due to the default of the Company or SDSPA under this Agreement or the Asset Purchase Agreement, in which event the Company shall pay to BONHAM the remaining Base Salary which would have been paid for the balance of the four (4) year term of this Agreement if it were not terminated. The severance payment under this Section 3.4 shall be payable in cash on the effective date of termination. Notwithstanding any termination herein, the provisions of Paragraphs 6, 7, 8, 9, 10 and 11 shall remain in full force and effect.

                       3.4. TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate this Agreement, without cause, upon thirty (30) days written notice to BONHAM. Notwithstanding such termination, the Company shall be obligated to pay to BONHAM the remaining Base Salary which would have been paid for the balance of the four (4) year term of this Agreement if it were not terminated. The severance payment under this Section 3.4 shall be payable in cash on the effective date of termination.

                       3.5. TERMINATION UPON DEATH. This Agreement shall be terminated immediately upon the death of BONHAM. Within thirty (30) days following such termination, the Company shall pay to BONHAM's estate all accrued Base Salary and earned bonuses. Upon such termination and payment as provided herein, the Company shall not be liable for any further compensation or benefits to BONHAM's estate.

               4. COMPENSATION AND BENEFITS

                       4.1. SALARY. For each year of employment, the Company shall pay to BONHAM, a base salary at a total annual rate of $175,000 (the "Base Salary"), payable in cash. Base Salary shall be paid in regular payroll intervals consistent with payroll policy established by the Company from time to time.

                       4.2. BONUS. Prior to the commencement of each fiscal year, the Board of Directors or its compensation committee, if any, shall establish in good faith a reasonable and justifiable incentive bonus plan for BONHAM for such fiscal year. The incentive bonus plan shall



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provide BONHAM the ability to earn a bonus based upon certain reasonable goals and objectives to be established in such incentive bonus plan. Such bonus, if any, shall be payable within thirty (30) days following the completion of the Company's audit for such fiscal year by its independent auditors.

                       4.3. STOCK OPTIONS. Upon the Commencement Date herein, the Company shall cause to be granted to BONHAM options to purchase an aggregate of 100,000 shares of the Company's common stock, $.001 par value. In addition, BONHAM shall be eligible from time to time to receive grants of stock options, under stock option plans or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof. All options granted to BONHAM shall:

                           (a) have a minimum term of five (5) years within
which to exercise such options;

                           (b) have a vesting schedule of no worse than
twenty-five (25%) percent as of the date of grant and twenty-five (25%) on each anniversary date of such grant thereafter;

                           (c) vesting shall be accelerated upon a change of
control of the Company (as such term is defined in the Company's 1993 Employee Stock Option Plan);

                           (d) have an exercise price no greater than the market
price of the underlying securities as of the date of grant; and

                           (e) such other terms and conditions as are customary
for similar types of options.

               4.4. ADDITIONAL BENEFITS.

                       4.4.1. VACATION. BONHAM shall be entitled to a reasonable number of discretionary paid vacation days consistent with his level of employment, duties and seniority during each twelve-month period during the term of this Agreement, but in no event less than fifteen (15) days during each period. Vacation time may be accumulated for a period of not longer than two (2) years. BONHAM shall not receive compensation for days not used.

                       4.4.2. REIMBURSEMENT OF EXPENSES. BONHAM shall be reimbursed by the Company, upon presentation of adequate receipts, for all business expenses which are reasonably incurred by BONHAM in the performance of his duties under this Agreement, including but not limited to travel (including travel expenses to and from Bonham's residence from and to any Company location), cellular phone and similar expenses. All expenses shall be incurred in accordance with reasonable policy established by the Board of Directors.

                       4.4.3. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. BONHAM shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time as affecting employees of similar status. Bonham shall be entitled to the same number of paid sick days available to employees of similar status.



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               5. REPRESENTATIONS. BONHAM hereby represents to the Company that he is in good health, he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause an insurance company to reject an application by BONHAM for life insurance or for accident, sickness or disability insurance. BONHAM represents and warrants that to the best of his knowledge he is not subject to any restrictive covenants under any other agreements prohibiting his performance in full hereunder, or which would subject the Company to any valid claims for tortious interference.

                       (a) DISABILITY. This Agreement and all payments thereunder including Base Salary and other compensation and benefit shall be suspended at such time as BONHAM shall have failed, by reason of mental or physical disability or illness ("Disability" as hereinafter defined), to perform his services pursuant to this Agreement for a period of ninety (90) consecutive days. Disability shall be defined to mean the inability of BONHAM to perform his duties under this Agreement, based on injury, illness or physical or mental conditions as determined by the Company's Board of Directors, which determination must be supported by two licensed physicians, one of each selected by the Company and BONHAM; provided, however, if the Company or BONHAM maintains a policy insuring against the disability of BONHAM, Disability shall have the meaning ascribed in such policy. Upon the Board's initial determination of disability, BONHAM will submit to mental and physical examinations which shall be paid by the Company, unless otherwise covered by health benefits provided by the Company to BONHAM. The failure of BONHAM to submit to such reasonable examinations within fifteen (15) days of such request shall be conclusive that such Disability exists. Upon the removal of the Disability, this Agreement shall be reinstated and Base Salary and other compensation and benefits shall continue from such date through the balance of the term of this Agreement.

               6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                       6.1. CONFIDENTIALITY. BONHAM shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without the Company's prior written consent, any knowledge or information with respect to any aspect of the Business, including but not limited to: the Company's costs; fees or models; customer or vendor names; referral sources; addresses and telephone numbers of customer, vendors and referral sources; billing procedures, prices and terms; its business techniques, computer programs and printouts; identity of prospective customers, vendor or referral sources; information disclosed by the Company's customers to the Company; or other information concerning the Business or its employees. All information given to BONHAM in connection with his employment shall be considered confidential and proprietary, provided however, confidential information shall not include (i) information which is generally available to the public other than as a result of Bonham's disclosure, or (ii) to which Bonham is legally required to disclose such information pursuant to court order.

                       6.2. OWNERSHIP OF INFORMATION. BONHAM recognizes that all records; referral lists; material cost data; fees or models; files and correspondence with referral services, customers, vendors or otherwise related to the Business; computer printouts; contracts; reports; notes; business plans; compilations of other recorded matter; and copies or reproductions thereof, relating to the Company's operations and activities made or received by BONHAM in the course of his employment are the exclusive property of the Company and BONHAM holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested. All of such information,



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which if used by BONHAM outside the scope of his employment, could cause irreparable and continuing injury to the Business for which there may not be an adequate remedy at law.

               7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, BONHAM covenants and agrees that during his employment and, for a period of two (2) years after he ceases to be employed by the Company, and so long as the Company is in compliance with this Agreement and its payment obligations to BONHAM, regardless of the manner or cause of termination:

                       7.1. RESTRICTION. BONHAM will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within the United States other than for the operation of Bio Medtec - West Virginia, Inc. ("BMT"). It is understood and agreed by BONHAM that BONHAM will not operate BMT, either directly or indirectly through Bonham Environmental Services, Inc. ("BESI") or any other company, the intent being that if the Company does not exercise its option to purchase BMT, BONHAM will cause BESI to sell BMT.

                       7.2. SOLICITATION OF BUSINESS. BONHAM will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business or purchase from any supplier or potential supplier any materials for same and BONHAM shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                       7.3. SOLICITATION OF EMPLOYEES. BONHAM will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company.

               8. ACKNOWLEDGMENT. BONHAM HEREBY ACKNOWLEDGES AND UNDERSTANDS THIS AGREEMENT INHIBITS BONHAM'S ABILITY TO WORK FOR THE SAME OR SIMILAR KIND OF BUSINESS FOR A PERIOD OF TWO (2) YEARS AFTER THE END OF BONHAM's EMPLOYMENT WITH THE COMPANY. BONHAM acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. BONHAM further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair BONHAM's ability to obtain employment commensurate with BONHAM's abilities and on terms fully acceptable to BONHAM. BONHAM acknowledges that BONHAM will be receiving significant information regarding the Business which BONHAM has not previously received and would not receive without being employed by the Company. BONHAM acknowledges and confirms that such information would cause the Company serious injury and loss if used by BONHAM for the benefit of a competitor.



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               9. MATERIAL VIOLATION. A violation of Sections 6 or 7 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 11. BONHAM acknowledges that compliance with the provisions of Sections 6 and 7 are necessary to protect the goodwill and proprietary interests of the Company and is a material condition of employment.

               10. MATERIAL COVENANTS. It is understood by and between the parties that the foregoing covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that but for the agreement of BONHAM to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by BONHAM shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action BONHAM may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

               11. REMEDIES. BONHAM hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                       (a) the Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. BONHAM agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                       (b) Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               12. BREACH OF AGREEMENTS. Notwithstanding anything herein to the contrary, the Company shall not be entitled to enforce the provisions of Section 7 in the event that (a) either the Company or SDSPA are in default of the Asset Purchase Agreement, which default is not cured within thirty (30) days following written notice of such default; or (b) this Agreement is terminated (i) by the Company without cause or (ii) by BONHAM upon default by the Company or SDSPA of this Agreement or the Asset Purchase Agreement, and following such termination, the Company fails to pay all severance as required herein.

               13. INDEMNIFICATION. The Company agrees to indemnify BONHAM for any and all liabilities to which he may be subject as a result of his service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against BONHAM, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by BONHAM that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification. The Company will use its best efforts to obtain and keep in force adequate director and officer liability insurance during the term of this Agreement and for six (6) years thereafter, if available at a reasonable cost. The Company represents that it currently does not have director and officer liability insurance. If the Company obtains director and



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officer liability insurance for any other officer or director of the Company,
BONHAM will be included in such policy

               14. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

               15. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when hand-delivered, mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, through a nationally recognized overnight courier, or via facsimile to the party at their addresses below:

              Company:                 Med/Waste, Inc.
                                       3890 N.W. 132nd Street, Suite K
                                       Opa Locka, Florida 33059
                                       Attention:  Daniel A. Stauber, President

              with a copy to:          Bryan W. Bauman, Esq.
                                       Wallace, Bauman, Fodiman & Shannon, P.A.
                                       2222 Ponce de Leon Boulevard, Sixth Floor
                                       Coral Gables, Florida 33134

              BONHAM:                  W. Fred Bonham
                                       5090 Down Point Lane
                                       Windemere, Florida 34786

or such other address given by such party to the other party at any time hereafter.

               16. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements between them as to such subject matter.

               17. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               18. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               19. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.



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               20. ASSIGNMENT. No party may assign their rights hereunder without the prior written consent of the other, except that the Company may assign its rights to any affiliate or successor entity without the consent of BONHAM.

               21. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provisions of this Agreement.

               22. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

               23. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       MED/WASTE, INC., a Delaware corporation

                                       By:
                                          ------------------------------------
                                              DANIEL A. STAUBER, President



                                          ------------------------------------
                                                      W. FRED BONHAM




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